Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

March 23, 2026

Planet Labs PBC

645 Harrison Street, Floor 4

San Francisco, California 94107

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Planet Labs PBC, a Delaware public benefit corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 20,119,874 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), consisting of: (i) 16,766,562 shares of Class A Common Stock that may be issued under the 2021 Incentive Award Plan (the “2021 Plan”), and (ii) 3,353,312 shares of Class A Common Stock that may be issued under the 2021 Employee Stock Purchase Plan (the “2021 ESPP,” and together with the 2021 Plan, the “Plans”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation